Exhibit 10.4

AMC Entertainment Holdings, Inc.

Non-Employee Director Compensation Program

Amended & Restated June 8, 2021

Each member of the Board of Directors (the “Board”) of AMC Entertainment Holdings, Inc. (the “Company”), including directors that are not independent under the rules and regulations of the New York Stock Exchange and Securities and Exchange Commission but excluding those directors that are employed by the Company, Dalian Wanda Group Co., Ltd., or their affiliates (the “Non-Employee Directors”), will receive the following annual compensation:

●	an annual cash retainer of $150,000;
●	an annual stock award with a value of $70,000;
●	an annual cash retainer of $10,000 for service on each of the Company’s Audit, Compensation, and Nominating & Corporate Governance Committees;
●	an annual cash retainer of $30,000 for service as the chairman of the Company’s Audit Committee; and
●	an annual cash retainer of $15,000 for service as the chairman of each of the Company’s Compensation, and Nominating & Corporate Governance Committees.

Stock awards will be made pursuant to the Company’s 2013 Equity Incentive Plan and issued on the same date annual grants are made to members of the Company’s senior management team. Non-Employee Directors may elect to receive all or a portion of their annual cash retainers in stock. The number of shares to be awarded will be determined by dividing the award value by the average closing price of the stock for the five trading days prior to the date of the stock award. Stock awards must be retained until the earlier to occur of (i) the first anniversary of the date of grant or (ii) the departure of the Non-Employee Director from the Board.

Cash retainers will be paid in four equal installments at the beginning of each calendar quarter.

If a director begins service after January 1, the annual cash retainer and the annual stock award will be prorated for the partial year of service. Cash retainers for committee service need not be pro-rated in the first year of service.

Additionally, the Company shall reimburse all Directors for their reasonable out-of-pocket travel and related expenses incurred in connection with their service on the Board.